Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-115378; 333-115379; 333-115380; 333-70646; 333-22883; and 333-22881) pertaining to certain employee benefit plans of Tyson Foods, Inc., and the Registration Statements (Form S-3 No. 333-53171 and Form S-3ASR No. 333-132434) of Tyson Foods, Inc. and related Prospectuses of our reports dated December 11, 2006, with respect to the consolidated financial statements and schedule of Tyson Foods, Inc., Tyson Foods, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tyson Foods, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2006.

/s/ Ernst & Young LLP

Rogers, Arkansas

December 11, 2006

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